THIRD AMENDMENT

TO THE

MACON BANK

AMENDED AND RESTATED LONG TERM CAPITAL APPRECIATION PLAN

THIS THIRD AMENDMENT is adopted this 26th day of February, 2015, effective as of April 1, 2015, by Macon Bank, Inc., a North Carolina savings bank located in Franklin, North Carolina (the “Bank”).

WHEREAS, the Bank previously adopted the Macon Bank Amended and Restated Long Term Capital Appreciation Plan on December 15, 2004, effective January 1, 2005, and subsequently adopted the First Amendment thereto on December 10, 2008, effective January 1, 2005, and the Second Amendment thereto on March 16, 2011, effective February 28, 2011 (as amended, the “Plan”); and

WHEREAS, the Board of Directors of the Bank has deemed it advisable to amend the Plan to provide for participant direction of investment for active participants in the Plan, and to permit separated participants in the Plan to make an irrevocable election to direct the investment of their remaining account balance in lieu of the fixed 8% annual rate of return currently provided for in the Plan.

NOW, THEREFORE the Plan is hereby amended as follows, effective April 1, 2015 (the “Amendment Effective Date”):

Article I of the Plan is amended by adding a new Section 1.2a immediately following Section 1.2, such Section 1.2a to read as follows:

1.2a      “Administrator” means the person or entity appointed by the Committee to assist it with its administrative and record-keeping functions under the Plan.

Article I of the Plan is amended by adding a new Section 1.18a immediately following Section 1.18, such Section 1.18a to read as follows:

1.18a      “Earnings” means Trust earnings, gain or loss applicable to a Participant’s Account. In the absence of a Trust, “Earnings” means the Plan’s actual or notional earnings, gain or loss applicable to a Participant’s Account as described in Sections 2.3 and 2.3a.

Article I of the Plan is amended by adding a new Section 1.28a immediately following Section 1.28, such Section 1.28a to read as follows:

1.28a      “Valuation Date” means the last day of each calendar quarter and such other dates as the Bank and Trustee may determine.

Article II of the Plan is amended by deleting Section 2.3 in its entirety and replacing it with a new Section 2.3, to read as follows:

2.3      Investment Return on Deferrals. During the Plan Year, the Bank shall credit (or charge) the Participant’s Account that is attributable to Deferrals and Initial Credits under Section 2.2 with an investment return equal to actual Earnings on his Account in accordance with Section 2.3a below. Each Participant who (a) has not had a Termination from Service as of the Amendment Effective Date, or (b) makes a valid election under Section 2.6 hereof, shall have the right to direct the investment of the Participant’s Account. However, the Bank may specify any limitations on the Participant’s right of investment direction. The Participant investment direction right is limited strictly to investment direction and the Participant will not be entitled to the distribution of any Account asset except as the Plan otherwise permits. Except as otherwise provided in the Plan or Trust, all Plan assets, including all incidents of ownership thereto, at all times will be the sole property of the Bank.

Article II of the Plan is amended by adding a new Section 2.3a immediately following Section 2.3, such Section 2.3a to read as follows:

2.3a      Directed Investment Accounts.

(a)      Participants may, subject to a procedure established by the Committee (and applied in a uniform non-discriminatory manner), direct the Trustee, in writing (or in such other form which is acceptable to the Trustee), to invest the accounts specified below in specific mutual funds and/or the common stock of Entegra Financial Corporation, in accordance with the participant direction procedures specified by the Committee. That portion of the interest of any Participant so directing will thereupon be considered a Participant’s Directed Account. The balance of a Participant’s Account not so directed will be considered a Participant’s Non-Directed Account.

(b)      As of each Valuation Date until there is no balance remaining in a Participant’s Accounts, all Participant Directed and Non-Directed Accounts shall be charged or credited with the net earnings, gains, losses and expenses as well as any appreciation or depreciation in the market value using publicly listed fair market values when available or appropriate as follows:

(1)      To the extent that the assets in a Participant’s combined Accounts are accounted for as pooled assets or investments, the allocation of earnings, gains and losses of each Participant’s Directed Account shall be based upon the total amount of funds so invested in a manner proportionate to the Participant’s share of such pooled investment; and

(2)      To the extent that the assets in the Participant’s combined Accounts are accounted for as segregated assets, the allocation of earnings, gains and losses from such assets shall be made on a separate and distinct basis.

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(c)      Directed Investment Accounts Administration – Investment directions will be processed as soon as administratively practicable after proper investment directions are received from the Participant. No guarantee is made by the Plan, the Bank, the Committee, the Administrator, or the Trustee that investment directions will be processed on a daily basis, and no guarantee is made in any respect regarding the processing time of an investment direction. Notwithstanding any other provision of the Plan, the Bank, the Administrator or the Trustee reserves the right to not value an investment option on any given Valuation Date for any reason deemed appropriate by the Bank, the Administrator or the Trustee. Furthermore, the processing of any investment transaction may be delayed for any legitimate business reason (including, but not limited to, failure of systems or computer programs, failure of the means of the transmission of data, force majeure, the failure of a service provider to timely receive values or prices, and correction for errors or omissions or the errors or omissions of any service provider). The processing date of a transaction will be binding for all purposes of the Plan and considered the applicable Valuation Date for an investment transaction.

(d)      Default Investment Fund – In the event that a Participant fails to make an investment election with regards to his Directed Investment Account, such Account shall automatically be invested in the Plan’s Ameriprise Moderate Growth Fund available for Directed Investment Accounts.

Article II of the Plan is hereby amended by deleting Section 2.6 in its entirety and replacing it with a new Section 2.6, to read as follows:

2.6      Earnings Credits on Final Account Balances for Separated Participants. Each Participant who had a Termination from Service prior to the Amendment Effective Date may elect to (a) direct the investment of his unpaid Accounts in accordance with Section 2.3, or (b) continue to have such unpaid Accounts credited with simple interest that shall accrue monthly on any unpaid balance at the rate of 8% per annum as provided in the Plan prior to this Amendment. Such election opportunity shall be communicated to each eligible Participant in a written Notice of Election form, which form shall be signed by the Participant and delivered to the Committee by any due date specified in the Notice of Election form. Any election hereunder shall be irrevocable. In the event a Participant fails to return a signed Notice of Election form on or before any due date specified in the Notice of Election form, such Participant shall be deemed to have waived his right to make an election hereunder.

Article II of the Plan is hereby amended by deleting Section 2.7 in its entirety and replacing it with a new Section 2.7, to read as follows:

2.7      Frozen Account Balances. Notwithstanding anything else to the contrary in this Article II concerning Credits to Account, the Account balances of all Participants who are not receiving payments of their Benefits as of the Freeze Date shall be frozen as of the Freeze Date. No credits in the form of deferrals, credits of Capital Appreciation Rights, or earnings in the form of return on equity or (under Section 2.3) or simple interest (under Section 2.6) shall be made on or after the Freeze Date and prior to the Amendment Effective Date. Each Participant’s frozen Account balance shall be determined by the Committee as of the Freeze Date and shall equal the sum of:

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(i)      all Deferrals made by the Participant, Initial Credits made pursuant to Section 2.2 hereof, and any earnings credited pursuant to Section 2.3 hereof, and

(ii)      the product obtained when each of the Participant’s Capital Appreciation Rights is multiplied by both the Participant’s Vested Percentage and the applicable Appreciation Percentage.

Notwithstanding the foregoing, on and after the Amendment Effective Date, the Account balances of all Participants who are not receiving payments of their Benefits as of the Amendment Effective Date shall be credited with earnings (or charged with losses) in accordance with the provisions of Section 2.3 of the Plan, as amended by this Third Amendment.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

MACON BANK, INC.

By:

Title:

Witnessed by:

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